UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

RAND CAPITAL CORPORATION

(Name of the Registrant as Specified in its Charter)

User-Friendly Phone Book, LLC

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.

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On May 9, 2019, User-Friendly Phone Book, LLC sent a letter to the shareholders of Rand Capital Corporation, which is filed as Exhibit 1 hereto and is incorporated herein by reference.

TRANSFER OF VALUE We believe the East Transaction would transfer over $7.8 million in wealth from current Rand shareholders directly to the owners of East Asset Management The East Transaction would transfer control of Rand to East Asset Management Don’t Give Up Control of Rand for an Inadequate Price Vote AGAINST the East Transaction INADEQUATE PRICE East’s $3.00 per share offer price represents a ~41% discount to the net asset value (NAV) of your shares, $5.06 per share We believe Rand shareholders would receive a ~69% greater return if Rand sold off its assets for their NAV of $5.06 per share TAX CONSEQUENCES The distribution of the Special Dividend, to be paid mostly in stock, may be taxable to shareholders, if declared As a result, you may have to pay MORE taxes out of YOUR pocket than the cash you receive in the dividend POOR PERFORMANCE We believe East Asset Management’s offer exploits Rand’s poor performance under Rand’s current management After destroying such shareholder value, can management be trusted with the proposed transaction? We believe the answer is NO. $2.00 $2.50 $3.00 $3.50 $4.00 $4.50 $5.00 1/24/16 3/24/16 5/24/16 7/24/16 9/24/16 11/24/16 1/24/17 3/24/17 5/24/17 7/24/17 9/24/17 11/24/17 1/24/18 3/24/18 5/24/18 7/24/18 9/24/18 11/24/18 Rand Share Price

MACKENZIE PARTNES, INC VOTE THE WHITE PROXY TODAY Protect your investment CERTAIN INFORMATION CONCERNING THE PARTICIPANT User-Friendly Phone Book, LLC (“User-Friendly”) is the sole participant in this solicitation. User-Friendly has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) consisting of a proxy statement and accompanying WHITE proxy card to be used to solicit proxies to vote against the proposed transaction with East Asset Management, LLC at the Special Meeting of Stockholders of Rand Capital Corporation (the “Company”) scheduled to be held on May 16, 2019. USER-FRIENDLY STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, USER-FRIENDLY WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO USER-FRIENDLY’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., TOLL-FREE AT (800) 322-2885 or (212) 929-5500. As of the date hereof, User-Friendly owns 1,455,993 shares of common stock of the Company, representing approximately 23.0% of the issued and outstanding shares of the Company. About User-Friendly Phone Book Operating since 1999, User Friendly Media boasts a portfolio of print, digital and mobile marketing solutions for small business. The company’s product suite includes 35 print directories, User Friendly Apps, a mobile app builder, User Friendly Mobile ads, a platform for serving locally-targeted mobile ad impressions and GoLocal247.com, one of the fastest growing local business directory websites in the country. Call Toll-Free: (800) 322-2885 Email: proxy@mackenziepartners.com If you have any questions or require additional assistance to vote your shares, please contact: Dear Fellow Rand Capital Shareholders, User-Friendly Phone Book remains concerned that Rand Capital’s proposed transaction with East Asset Management, LLC is not in the best interests of the Company or its shareholders. We cannot stand idly while shareholder value is destroyed and our investment erodes. We strongly believe the proposed transaction not only is a blatant attempt to take millions of dollars in wealth from current shareholders, but it would further dilute current shareholders’ ownership in Rand and likely result in out-of-pocket federal tax expenses. We urge you to vote against this proposed transaction using only your WHITE PROXY today. Your support is extremely important. If you have any questions, please call our proxy solicitor MacKenzie Partners toll-free at 800-322-2885 or collect at 212-929-5500. Sincerely, Bruce Howard, Chief Executive Officer User-Friendly Phone Book, LLC $5.06 / share net asset value $3.00 / share in assets & cash The value of your investment in Rand What East proposes to pay 41% LESS!